UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 21, 2006
Builders FirstSource, Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-51357	52-2084569
(Commission File Number)	(IRS Employer Identification No.)
2001 Bryan Street, Suite 1600, Dallas, Texas 75201
(Address of Principal Executive Offices, Including Zip Code)
(214) 880-3500
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     (d) On June 20, 2006, the Board of Directors (the “Board”) of Builders FirstSource, Inc. (the “Company”) increased the size of the Board from 9 members to 10 members and elected Mr. Craig A. Steinke to our Board as a Class III Director, to hold office until the 2008 annual meeting of the Company’s stockholders or until his successor has been duly elected or qualified. Mr. Steinke will receive compensation in accordance with policies and procedures previously approved by the Board for independent directors of the Company.
     Per those policies, Mr. Steinke will receive the following compensation: (a) an annual cash retainer of $20,000; (b) a grant under the Company’s 2005 Equity Incentive Plan of restricted shares of common stock with a value at the time of issuance of approximately $20,000 per year for each year of service as a director (pursuant to the 2006 Form of Builders FirstSource, Inc. 2005 Equity Incentive Plan Restricted Stock Award Agreement, incorporated by reference herein from Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2006); (c) a fee of $1,000 per day for each meeting of the Board (or committee thereof) attended; and (d) an annual cash retainer of $5,000 for each committee on which he serves.
     Mr. Steinke will serve as a member of the Audit Committee (“Audit Committee”) of the Board, giving the Board an Audit Committee composed entirely of independent directors (as defined under the SEC’s standards for independent audit committee members). In connection with the appointment of Mr. Steinke to the Audit Committee, Mr. Brett N. Milgrim has resigned as a member of the Audit Committee. Mr. Milgrim remains a Class I Director of the Company.
ITEM 7.01. Regulation FD Disclosure.
     On June 21, 2006, the Company issued the news release attached as Exhibit 99.1 hereto announcing the election of Mr. Steinke to the Company’s Board of Directors.
ITEM 9.01. Financial Statements and Exhibits.
(c) Exhibits.
See Exhibit Index.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILDERS FIRSTSOURCE, INC.
By:	/s/ Donald F. McAleenan
	Name:	Donald F. McAleenan
	Title:	Senior Vice President, General Counsel and Secretary

     Dated: June 21, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	News Release Reporting the Election of Craig Steinke to the Board of Directors, issued by Builders FirstSource, Inc. on June 21, 2005.